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                                 METLIFE, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                     FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,             FOR THE YEAR ENDED DECEMBER 31,
                                                     -------------------   ------------------------------------------------
                                                       2006        2005      2005      2004      2003      2002      2001
                                                     -------     -------   -------   -------   -------   -------    -------
(IN MILLIONS)
Income from continuing operations
 before provisions for income tax ................   $ 3,154     $ 3,525   $ 4,306   $ 3,574    $ 2,359   $ 1,406   $   409
Minority interest ................................       183         113       154       152        110        73        57
Undistributed income and losses from investees ...        42        (533)     (106)     (108)       144       152      (102)
                                                     -------     -------   -------   -------   -------     -------   -------
ADJUSTED EARNINGS BEFORE FIXED CHARGES ...........   $ 3,379     $ 3,105   $ 4,354   $ 3,618    $ 2,613   $ 1,631   $   364
                                                     =======     =======   =======   =======    =======   =======   =======

ADD: FIXED CHARGES
Interest and debt issuance costs .................       671         462       659       408        478       403       332
Estimated interest component of rent expense (1) .        48          53        68        61         59        86        82
Interest credited to bank deposits ...............       142          72       109        39         17         7         3
Interest credited to policyholder account balances     3,839       2,764     3,925     2,997      3,035     2,950     3,084
                                                     -------     -------   -------   -------    -------   -------   -------
TOTAL FIXED CHARGES ..............................   $ 4,700     $ 3,351   $ 4,761   $ 3,505    $ 3,589   $ 3,446   $ 3,501
                                                     =======     =======   =======   =======    =======   =======   =======

                                                     -------     -------   -------   -------    -------   -------   -------
TOTAL EARNINGS AND FIXED CHARGES .................   $ 8,079     $ 6,456   $ 9,115   $ 7,123    $ 6,202   $ 5,077   $ 3,865
                                                     =======     =======   =======   =======    =======   =======   =======


RATIO OF EARNINGS TO FIXED CHARGES ...............      1.72        1.93      1.91      2.03       1.73      1.47      1.10
                                                     =======     =======   =======   =======    =======   =======   =======


1)   23.1% for 2006, 2005, 2004 and 2003 and 29.1% for 2002 and 2001.